                                                                    EXHIBIT 99.1

ALLEGHANY CORPORATION
375 Park Avenue
New York, NY 10152

     Contact:  Robert M. Hart
     (212) 752-1356

                                                           FOR IMMEDIATE RELEASE

                  NEW YORK, N.Y. - MAY 19, 2005 - Alleghany Corporation (NYSE:
Y) today announced that it has signed a definitive agreement providing for the sale of its world-wide industrial minerals business, World Minerals Inc., to Imerys USA, Inc., a wholly-owned subsidiary of Imerys, S.A.

                  Under the terms of the proposed transaction, Alleghany will receive a purchase price of $230 million in cash, subject to adjustment at closing for certain items which are expected to result in a net purchase price of approximately $215 million. Alleghany anticipates that the transaction will result in a modest after-tax gain. The transaction has been approved by the Board of Directors of Alleghany and is expected to close in approximately 6 to 8 weeks. The transaction is subject to customary closing conditions, including antitrust approvals.

                  Weston M. Hicks, President and chief executive officer of Alleghany, said, "We are pleased that we have reached an agreement to sell World Minerals to one of the world's leading global minerals companies, which should ensure that the company will prosper over the long term. With the completion of this transaction, Alleghany will have substantial liquidity to be used opportunistically to enhance returns to our shareholders."

                  Headquartered in Santa Barbara, California, World Minerals is principally engaged in the mining, production and sale of two industrial minerals, diatomite and perlite. World Minerals operates 23 plants in North America, Latin America, Europe and China. It had about 1,600 employees at the end of 2004.

                  In addition to the industrial minerals business conducted by World Minerals, Alleghany is engaged through its subsidiary Alleghany Insurance Holdings LLC (consisting of RSUI Group, Inc., Capitol Transamerica Corporation and Darwin Professional Underwriters, Inc.) in the property and casualty insurance business.

                  This press release contains forward-looking statements with respect to the anticipated effects of the transaction. Actual results of the transaction could be significantly different. Factors that could affect results include those set forth in filings made by Alleghany with the Securities and Exchange Commission. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements are much less reliable than historical information.

                                      # # #